                                                                   Exhibit 10.33

CASH ALLOWANCE IN LIEU OF COMPANY CARS
INFORMATION SHEET FOR M1 AND M2 MANAGERS

The following information is intended for guidance only. If you choose to opt for a cash allowance you will be asked to sign a form indicating your acceptance of the terms and conditions of the allowance.

Entitlement to Cash Allowance
All Managers who are entitled to a company car can opt for a cash allowance in lieu of a company car with effect from 01 October 1996. Any employee who has a car for job requirement purposes will not be entitled to choose the cash allowance.

Value of Allowance
The allowance is equal to the monthly lease benchmark costs of the level of the car that you are entitled to. As at June 1996 this level is as follows:

M1/M2              Group C         346.40

Uprating of Allowances
The monthly benchmark lease costs for company cars are reviewed every six months and cash allowances will be kept in line with these lease cost, which can increase or decrease. However, if you are in receipt of the allowance any changes will only be implemented after 3 years.

Frequency of Choice between Company Car and Cash Allowance
If you opt for the cash allowance in lieu of a company car you are expected to keep the allowance for at least three months when you can review your choice. If you are promoted to a grade which offers an improved level of car you can again choose whether you would prefer an allowance or a car unless you already have a company car in which case you will have to keep the car until the end of its lease.

Business Mileage Allowance
Grade M1 and M2 who opt for the cash allowance can claim the business mileage rate at the same rate as company car holders in these grades. The rate for April 96 to March 97 is 9p per mile and is reviewed with effect from 01 April every year. Revisions to the rate are shown on the Office Vision notice board.

Deductions from Allowances
Both the cash allowance and the fuel allowance, if applicable, are subject to the usual statutory deductions, i.e. National Insurance and Tax. The allowances are non-pensionable, separate from your basic pay, and will not be taken into account during the salary review process. An element of the allowance may qualify for tax exemption but it is your responsibility to discuss this with the Inspector of Taxes and agree any increase in your tax code.

Purchase of Your Vehicle
If you choose to receive a cash allowance it is your responsibility to buy a car that will meet the requirements of your job. You should therefore consider such factors as whether you are likely to need to transport staff, customers and/or equipment in your car, the image that you need to present to customers and reliability of your transport.

Upkeep of Your Vehicle
It is your responsibility to tax, insure and maintain your car. Please make sure that your insurance covers you in occasions when you need to use your car for company business (including cover for both personal and company property inside the car). It is also your responsibility to provide an alternative vehicle if your car cannot be used for any reason.

Human Resources
September 1996

CASH ALLOWANCE IN LIEU OF COMPANY CARS
INFORMATION SHEET FOR M3, M4 AND M5 MANAGERS

The following information is intended for guidance only. If you choose to opt for a cash allowance you will be asked to sing a form indicating your acceptance of the terms and conditions of the allowance.

Entitlement to Cash Allowance
All Managers who are entitled to a company car can opt for a cash allowance in lieu of a company car with effect from 01 October 1996. Any employee who has a car for job requirement purposes will not be entitled to choose the cash allowance.

Value of Allowance
The allowance is equal to the monthly lease benchmark costs of the level of the car that you are entitled to. As at June 1996 this level is as follows:

M3/M4                     Group B                  449.00
M5                        Group A                  594.53

Uprating of Allowances
The monthly benchmark lease costs for company cars are reviewed every six months and cash allowances will be kept in line with these lease cost, which can increase or decrease. However, of you are in receipt of the allowance any changes will only be implemented after 3 years.

Frequency of Choice between Company Car and Cash Allowance
If you opt for the cash allowance in lieu of a company car you are expected to keep the allowance for at least three months when you can review your choice. If you are promoted to a grade which offers and improved level of car you can again choose whether you would prefer an allowance or a car unless you already have a company car in which case you will have to keep the car until the end of its lease.

Fuel Allowance
Grades M3 and above who opt for the cash allowance will be entitled to a fuel allowance of 125:00 per month which covers both business and private mileage. This is calculated by using the current company car mileage rate of 9p per mile and the average mileage for Galileo car holders. This allowance will reviewed with effect from 01 April each year as above if you are already in receipt of the fuel allowance any changes will only be implemented after 3 years.

Business Mileage Allowance
Grade M1 and M2 who opt for the cash allowance can claim the business mileage rate at the same rate as company car holders in these grades. The rate for April 96 to March 97 is 9p per mile and is reviewed with effect from 01 April every year. Revisions to the rate are shown on the Office Vision notice board.

Deductions from Allowances
Both the cash allowance and the fuel allowance, if applicable, are subject to the usual statutory deductions, i.e. National Insurance and Tax. The allowances are non-pensionable, separate from your basic pay, and will not be taken into account during the salary review process. An element of the allowance may qualify for tax exemption but it is your responsibility to discuss this with the Inspector of Taxes and agree any increase in your tax code.

Purchase of Your Vehicle
If you choose to receive a cash allowance it is your responsibility to buy a car that will meet the requirements of your job. You should therefore consider such factors as whether you are likely to need to transport staff, customers and/or equipment in your car, the image that you need to present to customers and reliability of your transport.

Upkeep of Your Vehicle
It is your responsibility to tax, insure and maintain your car. Please make sure that your insurance covers you in occasions when you need to use your car for company business (including cover for both personal and company property inside the car). It is also your responsibility to provide an alternative vehicle if you car cannot be used for any reason.


Human Resources
September 1996

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CASH ALTERNATIVE IN LIEU OF COMPANY CARS

If you wish to receive a monthly allowance from Galileo International as an alternative to a company car please read the information below and sign at the bottom of the page to say that you have chosen the option of a cash allowance and that you accept the conditions of the allowance.

The cash allowance that Galileo International offers is equivalent to the benchmark monthly lease cost of the level of the car that you are entitled to. This allowance is reviewed every 6 months and can increase or decrease. If you are in receipt of the allowance, any change to the allowance value as a result of the 6 monthly review will only be implemented after 3 years. The allowance will be paid monthly through the payroll and subject to the usual statutory deductions. Note than an element of the allowance may qualify for tax exemption but it is your responsibility to discuss this with the Inspectors of Taxes and agree any increase on your tax code. It is non pensionable allowance, separate from your basic pay, and will not be taken into account during the salary review process.

If you choose to receive a monthly allowance it is your responsibility to find alternative travel arrangements that will meet the requirements of your job. You should therefore consider such factors as whether you are likely to need to transport staff, customers and/or equipment in your car, the image that you need to present to customers and/or equipment in your car, the image that you need to present to customers and reliability of your transport. It is your responsibility to tax, insure and maintain your car. You need to ensure that your insurance covers you on occasions when you need to use your car for company business as well as travelling from home to work and vice versa.

If you travel on company business a mileage allowance may be claimed as per the rate for company car holders - please see the Office Vision bulletin board for current rates. If the Company considers your business mileage to be excessive at any time (at the level of 10,000 miles per annum approximately) your option to the cash allowance option will be reviewed.

If you choose to receive a car allowance, you will keep this allowance for at least three months, after which time you may reconsider whether you would prefer a company car. If you are promoted to a grade which offers an improved level of car you can again choose whether you would prefer an allowance or a car unless you are already in receipt of a car in which case you will have to keep the car until the end of its lease.

If you are also entitled to a fuel allowance for private mileage please note that this allowance will be reviewed with effect from 01 April each year and can increase or decrease. However, if you are already in receipt of the fuel allowance any changes will only be implemented after three years.

I would like to choose the cash allowance (and fuel allowance if applicable) as an alternative to receiving a company car and have read and understood the conditions above.

     Signed
     -------------  -----------------------------------------------------------
     Name
     -------------  -----------------------------------------------------------
     Staff No
     -------------  -----------------------------------------------------------
     Cost Centre
     -------------  -----------------------------------------------------------
     Nat. Ins. No
     -------------  -----------------------------------------------------------
     Date
     -------------  -----------------------------------------------------------

     Cash Alternative in Lieu of Company Cars
     Acceptance Form

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                GALILEO CAR POLICY AND CONDITIONS OF ALLOCATION


WHO QUALIFIES:

Galileo allocates company cars to employees in three categories. These are:

1. Status Related i.e.: where the level of your job is such that you qualify for a car as a benefit of your employment - Manager grades M1 - M4, VPs and SVPs.
2. Essential User i.e.: where the volume or frequency of business travel is such that it is economically sensible for Galileo to provide a vehicle.
3. Seconded Staff i.e.: those who are on long term assignment in Swindon from one of our Owner companies.

You will be advised on appointment or promotion which of these categories applies to you.

CAR ALLOCATION

Galileo operates a system of benchmark lease costs/cars which reflects the level of benefit which is extended to you. Base levels will be amended periodically at the company's discretion. On appointment, you will be offered a wide choice of vehicles at the appropriate level. Full details of benchmarks will be advised by your Car Fleet Administrator. A scheme car cannot be provided to drivers who hold a provisional driving licence or who are disqualified from driving. Special arrangements are possible for disabled drivers. All cars are allocated on a non-contractual basis and Galileo reserves the right at its absolute discretion to:-

(A) TERMINATE THE SCHEME;
(B) VARY THE TERMS OF THE SCHEME;
(C) WITHDRAW THE BENEFIT FROM ANYONE WHO FAILS TO COMPLY WITH ITS TERMS; AND
(D) REQUEST THAT THE CAR IS RETURNED TO THE SUPPLIER.

ENTITLEMENTS:

GROUP JOB GROUP
     SENIOR VICE PRESIDENT
A    VICE PRESIDENT AND DIRECTOR
B    JOB GRADES M3/M4 (SENIOR MANAGER)
C    JOB GRADES M1/M2 (MANAGER)
D    ESSENTIAL USERS
S    ALL SECONDEES

CHOICE

If you are in groups A, B or C you will be allowed to choose a new car. You may choose an approved car within your lease cost limit, or, within defined constraints, upgrade to a more expensive car. If you choose a more expensive car, you will be required, as a condition of the car being made available for your private use, to pay the higher cost for the use of the car. Galileo may restrict choice on any vehicle considered inappropriate to its fleet. If you are unsure, check with your Car Fleet Administrator. In any event cars must not exceed a Group 14 insurance and must not be a two seater, a cabriolet or be fitted with nudge/bull bars. Staff in groups D and S are limited to the standard car.

PROMOTION

If, on promotion to a higher grade, you qualify for a car in a different group, your private use charge will be adjusted as appropriate. However, you will not qualify for a change of vehicle until the lease on your present vehicle is due for termination under the rules of the policy.

USAGE:

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THE CAR MAY BE USED ONLY:-

A    IN CONNECTION WITH GALILEO BUSINESS;
B    FOR SOCIAL, PLEASURE AND DOMESTIC USE; AND
C    FOR TOWING A CARAVAN PROVIDED THE MANUFACTURER'S PERMITTED LOAD IS NOT
     EXCEEDED.

YOU MAY NOT USE THE CAR FOR:-

A    NON GALILEO BUSINESS PURPOSES;
B    HIRE OR REWARD;
C    DRIVING TUITION; OR
D    RACING OR COMPETITIVE EVENTS ETC.

UPGRADES

If you choose a car which is more expensive to lease than your standard entitlement, you will be required to pay the difference in cost as a personal contribution for private usage of that car. You may upgrade to not more than one level above your entitlement. Should you decide to leave Galileo before your car lease has expired, you will be required to pay any outstanding balance on your upgrade costs.

EXTRAS

You may choose extras from the manufacturer's list of options at a cost to yourself, payable over the lease of the vehicle. The additional costs will be the difference between the standard car lease cost and the more expensive car charge to Galileo at the time of delivery. All extras must be authorised by the Car Fleet Administrator. Staff who upgrade or buy extras will not be entitled to any part of the value of the car when the car is returned

VEHICLE LIFE

Galileo acquires its cars on a lease or contract hire basis for a fixed term at a mileage per annum rate (at the discretion of the Car Fleet Administrator).

ORDERING/REPLACEMENT

Your Car Fleet Administrator will advise you when your car is due for replacement in accordance with the lease agreement. You will receive estimated costs of alternative vehicles to help you make your decision in choosing your next company car. It will help her to give you a better service if you can be clear about your car requirements and avoid requests which are outside of this policy. YOU MUST NOT APPROACH DEALERS OR SUPPLIERS DIRECT. Galileo will not be bound by any commitment or arrangement made in this way. All orders and delivery instructions will be arranged by the Fleet Office. Your car will be delivered to the Car Fleet Administrator who will delivery check the vehicle, and sign on behalf of Galileo for its acceptance.

FUEL

Galileo will provide fuel and oil for cars allocated in job grades M3/M4 and above, for business and reasonable private mileage. This facility will be provided through a charge card system which may be used for the company allocated car only. When using the card, your car mileage must be recorded on the sales slip. If you are not eligible for a fuel charge card, then you are personally responsible for all fuel purchases (including any necessary oil top ups and other lubricants between services). However, fuel for authorised business travel may be reclaimed at Galileo's current business mileage rate. The rate may be changed periodically, so you should check before making any claims. Travel from home to the normal place of work does not constitute business mileage. Those in job grades M3/M4 and above are required to keep a log of their business journeys, so that at the end of the tax year they can report their total business mileage for the year to the Finance Department. WHAT YOUR CAR PACKAGE INCLUDES

Galileo's lease and hire agreements will cover you for the following:

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1    all standard servicing and maintenance charges;
2    replacement tyres, batteries and exhausts;
3 breakdown assistance, including roadside help and home start, with a national motoring organisation. (This does not constitute personal membership and cannot be used other than for assistance with the company car.);
4    a relief vehicle when your company car is off the road; and
5    MOT costs/Road Fund Licence/insurance.

ROAD FUND LICENCE

This will come with your car. Renewal will be undertaken automatically by the lease or hire company, but should there be a delay you should contact the Car Fleet Administrator. You must ensure that a valid Road Fund Licence is displayed on the car in accordance with UK Road Traffic requirements.

MAINTENANCE

IT IS YOUR RESPONSIBILITY TO KEEP THE CAR IN GOOD REPAIR AND GENERALLY MAINTAIN IT IN AN EFFICIENT, ROAD WORTHY CONDITION, COMPLYING WITH EXISTING LEGAL REQUIREMENTS. THERE WILL BE A DRIVER'S PACK IN YOUR CAR, WHICH SHOULD BE READ AS SOON AS YOU TAKE DELIVERY. THIS WILL GIVE YOU INFORMATION ON THE SERVICING OF THE VEHICLE. IT IS IMPORTANT THAT YOU HAVE YOUR CAR SERVICED IN ACCORDANCE WITH THE MANUFACTURER'S MILEAGE OR TIME SCHEDULE. FAILURE TO DO SO WILL BE A BREACH OF GALILEO'S LEASING/HIRE AGREEMENTS AND ANY COSTS ARISING AS A RESULT OF THIS MAY BE CHARGED TO YOU. ALL SERVICING AND REPAIRS MUST ONLY BE CARRIED OUT BY A GARAGE APPROVED BY GALILEO AND THE CAR LEASING COMPANY. WHEN ARRANGING SUCH WORK, YOU SHOULD IDENTIFY THE VEHICLE AS BELONGING TO THE APPROPRIATE LEASE/HIRE COMPANY.

YOU MUST REGULARLY CHECK ALL LUBRICANTS, RESERVOIRS, COOLANT AND ANTI-FREEZE LEVELS, TYRE PRESSURES AND TREADS, AND ALL BRAKES AND LIGHTS. THE LEASE/HIRE COMPANIES HAVE ARRANGEMENTS OPERATING THROUGHOUT THE COUNTRY FOR REPLACEMENT WINDOW GLASS, TYRES, BATTERIES AND EXHAUSTS AT ADVANTAGEOUS PRICES. YOU MUST USE THE COMPANY'S APPROVED FACILITIES FOR THESE ITEMS AND NOT A NORMAL SERVICING GARAGE. YOU ARE ALSO REQUIRED, AT YOUR OWN EXPENSE, TO CLEAN THE CAR REGULARLY INSIDE AND OUT. THE COMPANY RESERVES THE RIGHT TO MAKE ARRANGEMENTS FOR ALL VEHICLES TO BE INSPECTED PERIODICALLY TO CHECK THE GENERAL CONDITION AND APPEARANCE OF THE VEHICLES.

ALTERATIONS TO THE CAR

You may not make any alterations to the car without written authorisation from Galileo or the leasing company.

INSURANCE

Galileo provides fully comprehensive cover. The Car Fleet Administrator will provide you with a copy of Galileo's insurance certificate if it is required. You are only insured to drive your Galileo car on Galileo business and for domestic purposes. The insurance cover does not extend to any car which has not been allocated to or authorised for you to drive by the Car Fleet Administrator. If required, in connection with work or personal use of the car, the Car Fleet Administrator may authorise another driver to drive your car. All such requests must be approved in advance and must be accompanied by your driving licence. You will be held personally responsible for any uninsured losses which involve either un-named/unauthorised drivers, or which result from failing to reveal full information about any driver.


INSURANCE - CAR CONTENTS


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


Personal effects in your car are insured to a maximum of Pound 100:00 under Galileo's motor insurance policy. If you require further cover, most household policies include this as a standard provision or cover can be extended at low cost.

EXCESS INSURANCE

If at any time you, or any nominated driver, have an insurance claims record which requires Galileo's insurers to impose an increased excess, then such costs will be charged to you. Any drivers convicted of drink, drug or driving related offences which result in higher insurance premiums for Galileo will be required to pay the full excess personally. Where theft is a frequent problem, you will be advised to exchange your vehicle for a model which is less attractive to thieves. Staff choosing not to take up this option will be asked to meet any insurance excess in the case of further thefts.

DRIVERS

In addition to yourself, your spouse, children (over the age of 21) or allocated driver may drive your allocated car. If you are single, you may nominate one other driver. This nomination may be changed annually in January only, by advising the Car Fleet Administrator in writing. All drivers must be over the age of 21 and hold a valid full driving licence, which must be shown to the Car Fleet Administrator who will take a copy to be held on file. Provisional licences are not acceptable. If you hold a licence in a European Community (EC) country other than the UK, the company will require you to take any necessary action to obtain a UK licence within the legal time frame.

If you hold a licence from outside the EC, the company will require you to undertake instruction and pass the UK driving test at your own expense within the legal time frame.

Anyone not conforming to these requirements is prohibited from driving a company fleet vehicle. If they do, they will not be covered by Galileo's insurance and as a consequence may be liable for prosecution, including any accident costs etc.

DRIVING WITHIN THE LAW

YOU ARE RESPONSIBLE FOR ENSURING THAT YOUR CAR IS KEPT IN A ROAD WORTHY CONDITION AND THAT ALL LEGAL REQUIREMENTS ARE MET. IN PARTICULAR DRIVERS MUST:-

A     ENSURE THAT A VALID ROAD FUND LICENCE IS DISPLAYED;
B     OBSERVE TRAFFIC SIGNS AND SPEED LIMITS;
C     NOT BREACH PARKING REGULATIONS ETC.; AND
D     ENSURE THAT TYRES ARE WITHIN THE LEGAL REQUIREMENTS.

ANY FINES IMPOSED FOR VIOLATION OF STATUTORY REQUIREMENTS WILL BE YOUR RESPONSIBILITY. ANY FINES REFERRED TO GALILEO BECAUSE YOU OR YOUR OTHER DRIVERS WERE IN BREACH OF THE LAW AND FAILED TO PAY WILL BE PAID BY GALILEO AND RECHARGED TO YOU, TOGETHER WITH AN ADDITIONAL ADMINISTRATION CHARGE OF (POUND) 25:00.

YOU MUST NOTIFY GALILEO IN WRITING OF ANY MOTORING OFFENCES WITH WHICH YOU OR YOUR NOMINATED DRIVERS HAVE BEEN CHARGED OR CONVICTED.

IT SHOULD BE NOTED THAT USING THE CAR WITH TYRES WHICH DO NOT MEET LEGAL REQUIREMENTS WILL INVALIDATE GALILEO'S INSURANCE FOR THAT CAR. ANY SUCH OCCURRENCE WOULD THEREFORE BE A BREACH OF THE LAW ON TWO COUNTS. IN ADDITION, THE DRIVER WILL HAVE FULL LIABILITY FOR ANY DAMAGE IN THE EVENT OF AN ACCIDENT.

BREAKDOWNS

Your Driver's Pack contains full details of what to do in this situation.


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


ACCIDENTS AND THEFTS

Accidents in which people are injured, and all theft incidents, be it the car or its contents, must be reported to the police immediately and a crime report number obtained. You, or your nominated driver, are responsible for obtaining details of any persons involved in an accident, in addition to the names and addresses of any witnesses.

You must promptly report to Galileo any incident involving the car by completing a written accident/theft report. Failure to do so within 24 hours may result in your losing the right to make an insurance claim. You could also be required to meet the cost of any relief car.

With the regrettably high incidence of theft, you must exercise reasonable care where you park your car. You should avoid parking overnight in lay-bys, public transport car parks or other insecure locations.

Full details of accident procedures can be found in the Driver's
Pack in the vehicle.

TAKING YOUR CAR ABROAD

Written authority must be obtained from the lease/hire company before the car can be used outside mainland GB. This is arranged by the Car Fleet Administrator, who should be given 21 days' notice to make the necessary arrangements on your behalf. Authority will not be granted if the journeying party does not include the employee.

AA Five Star Coverage and RAC European Assistance MUST also be obtained or you will not be covered by the relevant hire companies. In the event you do have an incident whilst abroad and have no cover, you will be required to pay for any roadside assistance or repairs yourself. Such costs will not be refunded by the company.

TAXATION

Your allocated car, which is given to you for both business and private usage, is a taxable benefit under current UK tax legislation. Fuel provided for private mileage is also a taxable benefit.

Galileo is required to declare to the Inland Revenue all relevant information regarding these taxable benefits and will do so on a P11D form at the end of each tax year.

Under the new self-assessment legislation which took effect in April 1996, Galileo is required to provide employees with a copy of their P11D by 6th July each year. Because individual employees may be required to complete a tax return giving details of the 'cash equivalents' of the taxable benefits received, Galileo will now calculate the taxable benefit value and show this on the P11D.

The Inland Revenue also requires employees to keep records in support of their tax return for 22 months after the end of the relevant tax year. You must therefore keep a record of your business mileage. You must also advise the Car Fleet Administrator of this business mileage, so that Galileo can calculate the correct taxable value of your company car. In the absence of a return from you, backed up by proper business mileage records retained by you (i.e. a log showing dates, trips made and business miles travelled), Galileo will be required to report on your annual P11D that you have done less than 2,500 business miles per year. (NB. Travel from home to normal place of work does not constitute business mileage.)

You may also be able to reduce the amount of your car benefit tax charge by claiming for any payments which you make for the private use of the car. Details of current tax scale charges for fuel benefit are available from your Car Fleet Administrator or your local tax office.
The Company, but not you, incurs a National Insurance contribution liability based on the price of the car, business mileage and scale charges attributable to any private fuel benefit.

RETURNING YOUR CAR

At the end of your employment with Galileo, or when your car is due to be replaced, your car must be returned to the Car Fleet Administrator at Galileo Centre Europe. It must be returned in a thoroughly clean condition, both inside and out. If you cannot do this yourself, the Car Fleet Administrator will arrange to have it cleaned professionally on your behalf, at a cost to you of (Pound)45:00.

Any damage to the car which has not been previously reported to the Car Fleet Administrator will be charged to you.

You may purchase your current vehicle at a price determined by the supplier based on current market value. If you wish to take advantage of this facility, at least three weeks' notice is required. Negotiations for purchase must be completed before you leave.

OWNERSHIP

The car and its accessories will at all times be the property of Galileo or the leasing/hire company. You will not be entitled to any part of its value or proceeds in the event of its sale.

WITHDRAWAL OF THE CAR

THE CAR WILL BE WITHDRAWN FROM YOU:

A    ON TERMINATION OF YOUR EMPLOYMENT WITH GALILEO INTERNATIONAL;
B    DURING PERIODS OF EXTENDED ABSENCE (OTHER THAN MATERNITY LEAVE);
C IF YOU HAVE A MEDICAL CONDITION OR ARE RECEIVING TREATMENT WHICH PROHIBITS DRIVING;
D    IF YOU VIOLATE THE CAR RULES AND AGREEMENT;
E FOR CARELESS DRIVING, EXCESSIVE NUMBER OF ACCIDENTS, DRIVING CONVICTIONS OR DISQUALIFICATIONS;
F ESSENTIAL USER CARS ARE ALLOCATED WHEN A JOB REQUIRES A HIGH DEGREE OF MOBILITY AND BUSINESS TRAVEL. WHEN THIS IS NO LONGER THE CASE, THE ALLOCATED CAR WILL BE WITHDRAWN WITH THREE MONTHS' NOTICE BEING GIVEN.

YOUR ALLOCATED CAR AGREEMENT

All staff to whom Galileo provides a car are required to sign an agreement, confirming that they will abide by the company's rules for the provision of the car. Even if for some reason you have not signed such an agreement, by accepting the car you are deemed to have accepted the conditions under which it is allocated to you. You have temporary custody of an expensive piece of company equipment so please take care of it!

AND FINALLY

If you have any questions or problems relating to your car, your Car Fleet Administrator will only be too pleased to try and help you.



CARPOL.DOC
FEBRUARY 1997


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